Exhibit 23.2

We consent to the reference to our firm under the caption “Experts” in the Form S-3 registration statement (333-            ) and related prospectus of Analex Corporation for the registration of 6,975,315 shares of Common Stock and to the incorporation by reference therein of our report dated May 14, 2004, with respect to the financial statements of Beta Analytics, Incorporated for the years ended June 30, 2003 and 2002 which were included in the Form 8-K/A of Analex Corporation filed with the Securities and Exchange Commission on August 9, 2004.

Soza Associates, P.C.

Annandale, Virginia

October 8, 2004